Exhibit 99.1

On January 24, 2020, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a financial holding company headquartered in Columbus Grove, Ohio with consolidated assets of $880.0 million today announced operating results for the quarter and year ended December 31, 2019, unaudited.

For the quarter ended December 31, 2019, the Corporation reported net income of $4,144,000, or $1.27 basic earnings per share. This compares to the fourth quarter of 2018 net income of $2,435,000, or $0.74 basic earnings per share. The increase in operating results for the fourth quarter of 2019 as compared to the same period in 2018 was primarily attributable to increases in net interest income of $165,000, non-interest income of $3,020,000, and a decrease in the provision for income taxes of $68,000, offset by increases in non-interest expenses of $1,494,000, and provision for loan loss of $50,000.

Net income for the year ended December 31, 2019 totaled $10,661,000, or $3.26 basic earnings per share compared to $8,220,000, or $2.51 basic earnings per share for the same period in 2018.  Compared with the same period in 2018, net income increased $2,441,000, or 29.7%.  The increase in operating results for the year ended December 31, 2019 as compared to the year ended December 31, 2018 was primarily attributable to increases in net interest income of $688,000, and non-interest income of $5,620,000, offset by increases in non-interest expenses of $3,680,000, provision for loan loss of $100,000 and provision for income taxes of $86,000.

For the quarter ended December 31, 2019, non-interest income was $5,574,000, compared to $2,554,000 for the fourth quarter of 2018, a $3,020,000 increase, which was primarily attributable to increases in gain on sales of loans of $1,411,000 (112.8%), and other non-interest income of $1,608,000.  For the year ended December 31, 2019, non-interest income was $15,048,000, compared to $9,428,000 for same period in 2018, an increase of $5,620,000 (59.6%) which was primarily attributable to increases in gain on sales of loans of $4,396,000 (94.0%), an increase in other non-interest income of $1,215,000 (25.5%), and an increase in net securities gains (losses) of $9,000.  The significant increase in gain on sale of loans was attributable to the residential mortgage and governmental lending operations. As previously reported, the Corporation recorded an additional tax liability, as well as certain other measurement date deferred tax adjustments, during the third quarter of 2018 related to its acquisition of Benchmark that resulted in a $3.4 million increase to goodwill. The increase in other non-interest income resulted from the Company’s settlement of claims arising from those adjustments, which resulted in its recording a one-time net income recovery of $1,980,000 during the fourth quarter.

For the quarter ended December 31, 2019, non-interest expenses were $8,332,000, compared to $6,838,000 for the fourth quarter of 2018, a $1,494,000 (21.9%) increase.  The significant quarter-over-quarter increases included salaries and benefits expense of $1,044,000 (25.8%), legal fees of $127,000, loan fees of $125,000 (51.6%), consultant fees of $94,000, and information technology expenses of $75,000 (227.2%), offset by a decrease in the FDIC assessment of $70,000 (100.0%).

For the year ended December 31, 2019, non-interest expenses totaled $31,117,000, compared to $27,437,000 for the same period of 2018, an increase of $3,680,000 (13.4%) which was primarily attributable to increases in salaries and benefits expense of $2,762,000 (17.4%), loan fees of $432,000 (46.9%), legal fees of $77,000 (24.3%), consultant fees of $93,000, ATM processing expenses of $101,000 (15.2%), and information technology expenses of $105,000 (92.0%), offset by a decrease in the FDIC assessment of $184,000 (69.9%).

Total assets amounted to $880.0 million at December 31, 2019, compared to $830.3 million at December 31, 2018, an increase of $49.7 million (6.0%). The increase in total assets was primarily the result of increases of $9.9 million in cash and cash equivalents (due to deposit growth), $14.2 million in net loans, $7.6 million in loans held for sale, and $16.3 million in securities available-for-sale. Deposits during this same period increased $40.9 million (6.1%).

Shareholders’ equity increased from $80.9 million at December 31, 2018 to $94.8 million at December 31, 2019. This increase was primarily the result of net income during the year ended December 31, 2019 of $10,661,000 and an increase in unrealized securities gains, net of tax of $4,636,000, offset by dividends paid of $1,701,000. The increase in unrealized securities gains during the year ended December 31, 2019, was the result of customary and expected changes in the bond market. Net unrealized gains and losses on securities are reported as accumulated other comprehensive income (loss) in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville, Plymouth and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2018 Form 10-K.